EXHIBIT 10.04

DESCRIPTION OF INCENTIVE BONUS PLAN FOR SECOND HALF OF FISCAL 2021

On September 15, 2020, the Board of Directors of Flex Ltd. (the “Company”) approved the Company’s Incentive Bonus Plan for the second half of fiscal year 2021. As previously disclosed, no bonus payouts will be made with respect to the first two quarters of fiscal year 2021. The second half plan provides the Company’s executive officers with the opportunity to earn cash bonuses based upon the achievement of pre-established performance goals. Total bonus opportunities will be based on achievement of performance targets for the second half of fiscal year 2021. Performance measures under the plan will be: operating profit, free cash flow and revenue targets at the Company level; and, additionally for certain executives, operating profit and revenue targets at the business unit level.

Under the Incentive Bonus Plan, target award opportunities are set at various percentages of base salary, which will be: 150% of base salary for the second half of fiscal year 2021 in the case of the Chief Executive Officer; 110% of base salary for the second half of fiscal year 2021 in the case of the Chief Financial Officer; and between 100% and 110% of base salary for the second half of fiscal year 2021 in the cases of other named executive officers, except that Chris Collier, the Company’s former Chief Financial Officer, will not be eligible for a bonus. Actual payout opportunities for each bonus component will range from a threshold of 10% of target for operating profit, 40% of target for revenue, and 50% of target for free cash flow, to a maximum of 200% of target (for all metrics), in each case based on achievement of the performance measures. If the Company or business unit fails to achieve the threshold level for any performance measure, no payout is awarded for that measure. Actual bonus payouts based on achievement of performance goals will be subject to modification if the Company exceeds pre-established levels of inventory turns. In addition, Company operating profit will be a funding metric for all Company bonus plans, including the executive plan, such that actual bonus payouts for executives may increase or decrease based on the level of Company operating profit versus target. For purposes of determining achievement of award opportunities, the incentive bonus plan uses adjusted, non-GAAP measures.